Exhibit 10.1

EMBARK TRUCKS INC.

June 30, 2023

Siddhartha Venkatesan

[***]

Dear Sid:

This letter (the “Agreement”) confirms the agreement between you and Embark Trucks, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on June 30, 2023 (the “Termination Date”).

2. Effective Date. You have forty five (45) days after you receive this Agreement to sign it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. This Agreement will become effective when it is executed by both parties (the “Effective Date”). You understand that this Agreement is not intended to be a waiver of claims arising after the date you execute this Agreement.

3. Payment of All Compensation and Receipt of All Benefits. On the Termination Date, the Company will pay your regular gross wages, less all applicable withholding taxes and other deductions. That amount represents all of your salary earned through the Termination Date. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You acknowledge and represent that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, stock, stock options, vesting, and any and all other benefits and compensation due to you.

4. Separation Compensation.

a. Severance Pay: The Company will make a lump sum payment to you of $462,500 less all applicable withholdings, on the first regularly scheduled payroll date that falls more than three calendar days after the Effective Date. This represents payments covering 6 months of base pay ($182,500) and the following payments as provided in your May 24, 2023 Retention & Severance Benefits Letter (“Retention Letter”): filing the definitive proxy ($250,000) and continued service through June 30, 2023 ($30,000). If you have failed to complete your obligations set forth in Paragraph 4 above as of the Effective Date (which the Company will determine in its sole discretion), the Company has the right not to provide severance payment or it may delay such payment until such time that you have satisfied such obligations, which the Company may decide to do in its sole discretion.

b. Prorated Bonus: Since you will not be employed on the payment date for the 2023 executive bonus, you are not eligible for and have not earned the Company’s bonus policy. However, the Company agrees to pay you a lump sum payment in the gross amount of $73,000, less applicable taxes, which represents 50% of your unearned 2023 bonus target. The bonus will be paid at the same time as your severance pay.

c. COBRA: The Company will reimburse you the insurance premiums to continue your existing health benefits for up to six (6) months following the Termination Date. In order to be reimbursed, you must submit an invoice to [***].

5. Equity. On 6/28/2021 & 3/7/2023, the Company granted you an RSU award that has converted into grants totaling 184,226 RSUs that would vest according to the vesting schedules set forth in the RSU award document that accompanied each grant (“RSU Award”). As of the Termination Date, you would have vested zero shares pursuant to the RSU Awards that have not yet settled, and would not be entitled to any additional shares pursuant to the terms of the RSU Award. You will receive your remaining shares at the first time following the Effective Date that the Company processes vested shares for release pursuant to Company policy. In all other respects, the agreements for the RSU Awards between you and the Company will remain in full force and effect, and you agree to remain bound by that RSU Award Agreement and other documents incorporated therein. You acknowledge and agree that, other than the vested shares under the RSU Award which you have received or will receive at the Company’s next scheduled vesting release, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any other shares of the Company’s capital stock or any other options or other rights to purchase or receive shares of the Company’s capital stock, as a result of your employment by or consulting for the Company.

6. Section 409A

a. All amounts payable under this Agreement are intended to comply with one or more of the exceptions to Section 409A of the Internal Revenue Code (“Section 409A”), including the “short term deferral” exception from specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), if such compliance is necessary and shall to the maximum extent possible be interpreted and administered in a manner consistent with that intention.

b. All amounts payable pursuant to this Agreement are otherwise intended to comply with Section 409A and the related Treasury Regulations and shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

c. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

d. The right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

e. Nothing in this Section shall be construed as a guarantee of any particular tax treatment to a plan Participant. Plan participants shall be solely responsible for the tax consequences with respect to all amounts payable under this Plan, and in no event shall the Employer have any responsibility or liability if this Plan does not meet any applicable requirements of Code section 409A.

7. Release of All Claims. In consideration for receiving the Severance Pay described above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, negligence, gross negligence, or negligence related claims, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Health Insurance Portability Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), The Uniform Services Employment and Re-employment Rights Act of 1994, The Rehabilitation Act of 1973, the Medicare, Medicaid and SCHIP Extension Act of 2007, Executive Orders 11246 and 11141, the Workers Adjustment and Retraining Notification (“WARN”) Act, the Illinois WARN Act, the Illinois Religious Freedom Restoration Act, the Illinois Minimum Wage Law, the Illinois Whistleblower Act, the Illinois Access to Personnel File Anti-Retaliation Law, the Illinois Arrest History Discrimination Law, the Illinois Nursing Mothers in the Workplace Act, the Illinois Overtime Law, the Illinois Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Illinois Law on Break and Meal Periods, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

You understand that this Agreement does not limit your ability to file a charge or complaint with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board or any other federal, state or local governmental agency or commission (each, a “Government Agency”). You further understand that this Agreement does not limit your ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency. However, to the fullest extent permitted by law, you agree that you are waiving the right to monetary damages or other equitable or monetary relief as a result of any such charge, complaint, investigation or proceeding.

8. Waiver. With respect to the released matters described in Paragraph 8 above (the “Released Matters”), you understand that you are releasing claims that you may not know about, and that is your knowing and voluntary intent. Nevertheless, you agree that this Release shall remain effective in all respects in any such case, and you waive all rights you might have under any law intended to protect an employee from waiving unknown claims.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Other Agreements. At all times in the future, you will remain bound by the Confidential Information and Invention Assignment Agreement entered into by and between you and the Company with an effective date of [***] (the “Confidentiality Agreement”), another copy of which is attached hereto as Attachment A. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company, including your offer letter, and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to Government Agencies or to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law. You desire this Agreement and that such confidentiality is to the mutual benefit of both parties.

13. Comments to Others. You agree that you will never make any knowingly, intentionally or maliciously false statements (orally or in writing) about the Company’s business reputation, products or services. However, nothing in this Agreement prevents you from discussing or disclosing information about the conditions of your employment, including the Company’s labor practices, the terms of your employment and any harassment, discrimination or any other workplace conduct that you have reason to believe is unlawful, including disclosure to any Government Agencies.

14. No Admission of Liability. You understand and acknowledge that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by you unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” Paragraph above and elsewhere in this Agreement, you acknowledge and agree that any breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages, except as provided by law.

16. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

17. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New Jersey (other than its choice-of-law provisions).

18. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

[Signature Page Follows]

To accept this Agreement, please sign and date this Agreement and return it to me. You have until August 14, 2023 to review and consider this Agreement and to provide me with a signed copy of it. Please indicate your agreement with the above terms by signing below.

Sincerely,

EMBARK TRUCKS INC.

By: /s/ Simina Simion

Simina Simion

Chief People Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signature /s/ Siddhartha Venkatesan	Date

Siddhartha Venkatesan	7/2/2023

Attachment A: Confidential Information and Invention Assignment Agreement

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Embark Trucks Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement, and I acknowledge my continuing obligations under that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months immediately following the termination of my Relationship with the Company, I shall not either directly or indirectly solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

EMPLOYEE:

Signature: /s/ Siddhartha Venkatesan	Date: 7/2/2023

Siddhartha Venkatesan